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                      U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                      FORM 4

                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935 or
                Section 30(f) of the Investment Company Act of 1940

[_]  Check box if no longer  subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
________________________________________________________________________________
1.   Name and Address of Reporting Person*

 Singleton                                  John                       Knox
 -------------------------------------------------------------------------------
    (Last)                           (First)             (Middle)

 10509 Adel Road
 -------------------------------------------------------------------------------
                                     (Street)

 Oakton                                              VA                22124
 -------------------------------------------------------------------------------
    (City)                           (State)              (Zip)

 Healthcare Realty Trust Inc.       HR
________________________________________________________________________________
 2.   Issuer Name and Ticker or Trading Symbol



________________________________________________________________________________
 3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


 4/99
 _______________________________________________________________________________
 4.   Statement for Month/Year



 _______________________________________________________________________________
 5.   If Amendment, Date of Original (Month/Year)


 ===============================================================================
 6.   Relationship of Reporting Person to Issuer
      (Check all applicable)

      [X]  Director                             [_]  10% Owner
      [_]  Officer (give title below)           [_]  Other (specify below)
 _______________________________________________________________________________
 7.   Individual or Joint/Group Filing (Check applicable line)

      [X]  Form filed by one Reporting Person
      [_]  Form filed by more than one Reporting Person
 _______________________________________________________________________________


 ===============================================================================
            Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
 ===============================================================================

                                                                                                              6.
                                                               4.                              5.             Owner-
                                                               Securities Acquired (A) or      Amount of      ship
                                                  3.           Disposed of (D)                 Securities     Form:     7.
                                                  Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                    2.            Code         ------------------------------- Owned at End   (D) or    Indirect
 1.                                 Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
 Title of Security                  Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
 (Instr. 3)                         (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
 ---------------------------------------------------------------------------------------------------------------------------------

 Common Stock                       3/18/99        P               1,000       A      19.00    4336.7199 (2)  I         (1)
 ---------------------------------------------------------------------------------------------------------------------------------
                                                                                               15,537.3397 (3)
 ---------------------------------------------------------------------------------------------------------------------------------

 ---------------------------------------------------------------------------------------------------------------------------------

 =================================================================================================================================

 * If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                             (Print or Type Responses)
                                                                          (Over)
 (Form 4-07/98)

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
          (e.g., puts, calls, warrants, options, convertible securities)

 ===============================================================================

                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
                  2.                                                                                    Deriv-    of
                  Conver-                    5.                              7.                         ative     Deriv-   11.
                  sion                       Number of                       Title and Amount           Secur-    ative    Nature
                  or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                  Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                  cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                  Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
 1.               of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
 Title of         Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
 Derivative       ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
 Security         Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
 (Instr. 3)       ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
 --------------------------------------------------------------------------------------------------------------------------------


 ---------------------------------------------------------------------------------------------------------------------------------

 ---------------------------------------------------------------------------------------------------------------------------------

 =================================================================================================================================

     Explanation of Responses:(1) Shares held by reporting person's spouse. (2) The reporting person disclaims beneficial ownership for 2266.8009 shares held for the benefit of the reporting person's minor children and holds joint ownership of 321.919 shares with his spouse. (3) The reporting person disclaims beneficial ownership for 14,072.3943 shares held in the account of his spouse. A total of 1,464.9454 shares are held in an IRA.

 /s/ John K. Singleton                                        4/9/99
 ---------------------------------------------            --------------
       **Signature of Reporting Person                          Date


 ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

        See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

 Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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